Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “HERITAGE DISTILLING HOLDING COMPANY, INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF MAY, A.D. 2019, AT 8:35 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

73508678100	Authentication: 202742523
SR# 20193386959	Date: 05-01-19
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations
Delivered 08:35 AM 05/01/2019 FILED 08:35 AM 05/01/2019
SR 20193386959 - File Number 7350867

HERITAGE DISTILLING HOLDING COMPANY, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Heritage Distilling Holding Company, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1. The name of this corporation is Heritage Distilling Holding Company, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on April 25, 2019 under the name Heritage Distilling Holding Company, Inc.

2. The Board of Directors of this corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3. Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation as of May I, 2019.

By:	/s/ Justin Stiefel
Justin Stiefel, Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HERITAGE DISTILLING HOLDING COMPANY, INC.

(a Delaware Corporation)

ARTICLE I

The name of the corporation is “Heritage Distilling Holding Company, Inc.” (hereinafter referred to as the “Corporation”).

ARTICLE II

The name of the Corporation’s initial registered agent is National Registered Agents, Inc., and the address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, 19904.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or as may hereafter be amended from time to time (the “DGCL”).

ARTICLE IV

Section 1. Authorized Shares. The Corporation is authorized to issue only one class of shares. The total number of shares of capital stock that the Corporation is authorized to issue is Three Million (3,000,000) shares, par value $0.0001 per share, of which (a) nine hundred thousand (900,000) shares shall be designated as Founders Common Stock (the “Founders Common Stock”) and (b) two million one hundred thousand (2,100,000) shares shall be General Common Stock (the “General Common Stock”, and together with the Founders Common Stock, referred to herein as the “Common Stock”).

Section 2. Equality of Rights Generally. Each share of Common Stock will, except as otherwise provided for in this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), be identical in all respects and will have equal rights, powers and privileges.

(a) Stockholder Voting Rights. Holders of Founders Common Stock will be entitled to four (4) votes for each share of Founders Common Stock held of record on the applicable record date, and holders of General Common Stock will be entitled to one (1) vote for each share of General Common Stock held of record on the applicable record date, in each case, on each matter submitted to a vote of stockholders. Holders of Founders Common Stock and General Common Stock will vote together as a single class of Common Stock on each matter submitted to a vote of stockholders.

(b) Dividends. Holders of Common Stock will be entitled to receive dividends at such times and in such amounts as may be determined by the board of the directors of the Corporation (the “Board of Directors”) and declared out of any fund lawfully available therefor. Dividends on Common Stock declared payable from time to time by the Board of Directors, whether payable in cash, property or shares of capital stock of the Corporation, will be paid equally, on a per share basis, to holders of Common Stock.

(c) No Preemptive Rights. Except as may otherwise be provided by the Board of Directors, or as set forth in an agreement among the Corporation and its stockholders, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”). Nothing herein shall deny the concurrent power of the stockholders to adopt, amend or repeal the Bylaws.

ARTICLE VI

Section 1. Number of Directors; Voting. The number of directors which constitute the whole Board of Directors of the Corporation shall be specified in the Bylaws, and may be increased or decreased from time to time in the manner provided therein. Each director shall be entitled to one vote on each matter presented to the Board of Directors.

Section 2. Term. The term of the initial directors shall be until the first annual meeting of the stockholders or until their successors are elected and qualified, unless removed in accordance with the provisions of the Bylaws.

Section 3. Election. At each election for directors, every stockholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such stockholder for as many persons as there are directors to be elected, subject to the voting rights set forth in Article IV, Section 2(a). Election of directors of the Corporation need not be by ballot unless the Bylaws so provide.

Section 4. No Cumulative Voting. No cumulative voting for directors shall be permitted.

ARTICLE VII

Corporate action may be taken by stockholders entitled to vote on or approve the corporate action, to the extent permitted by and in accordance with the DGCL.

ARTICLE VIII

Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such a place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE IX

The following indemnification provisions shall apply to the persons enumerated below:

Section 1. Limitation of Directors’ Liability. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of this Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Section 2. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as director, officer, employee or agent at the request of the Corporation of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, provided, however, that, such payment of expenses in advance of the final disposition of the Proceeding shall be conditioned upon receipt of a written agreement by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article IX or otherwise.

Section 3. Right of Claimant to Bring Suit. If a claim under Section 2 of this Article IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a Proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article IX upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

Section 4. Employees and Agents. To the extent permitted by the DGCL, the Corporation may, by action of the Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a Proceeding to employees and agents of the Corporation with the same scope and effect as the provisions of the DGCL with respect to the indemnification and advancement of expenses of directors and officers of the Corporation or pursuant to rights granted pursuant to, or provided by, the DGCL or otherwise.

Section 5. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of it final disposition conferred in this Article shall not be exclusive of any other rights any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaws, agreement, vote of stockholders or disinterested stockholders or otherwise.

Section 6. Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article IX. The Corporation may, without further stockholder action, enter into contracts with any director or officer of the Corporation in furtherance of the provisions of this Article and may create a trust fund, grant of security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IX.

Section 7. Contract Rights. The provisions of this Article shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article IX and the relevant provisions of the DGCL or other applicable law are in effect. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Corporate Opportunity. A “Corporate Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any repeal or modification of this Article XI will only be prospective and will not affect the rights under this Article XI in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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